Exhibit 99.1

POWERSECURE NAMES ERIC DUPONT EXECUTIVE VICE PRESIDENT,

FINANCE AND ADMINISTRATION

—Chris Hutter to leave PowerSecure for another opportunity following filing of third quarter 2014 financial statements—

Wake Forest, N.C. – September 4, 2014 – PowerSecure International, Inc. (NYSE: POWR) today announced that the company’s board of directors has appointed Eric Dupont as executive vice president, finance and administration, effective immediately.

Chris Hutter will be leaving the company for another opportunity, but will remain chief financial officer (CFO) until the company files its third quarter 2014 financial results. During this period, he also will provide transitional support, and retain responsibility for the company’s third quarter financial results.

“Eric has made a tremendous impact on PowerSecure, developing important new financial systems and winning the respect of his peers with his integrity, leadership and execution. I am very excited about the contributions he will continue to make to PowerSecure’s very bright future in this expanded role. Eric is also supported by a wonderfully talented and tenured group of people in the finance and accounting organization that know our business inside and out,” Hinton said.

“PowerSecure is an extraordinary company delivering exceptional value to our utility and commercial customers and I look forward to helping the company build on its very strong foundation,” Dupont said.

“Importantly, I want to thank Chris Hutter for his seven years of exceptional service and contributions to PowerSecure, and wish him continued success in his new opportunity. He is, and will continue to be, a dear friend to our company,” Hinton added.

In his new role, Mr. Dupont will lead the company’s finance organization and be responsible for corporate budgeting, cost control, financial planning and analysis (FP&A), cash management, corporate performance and financial metrics, and structured finance, among other leadership responsibilities. He will report directly to PowerSecure chief executive officer (CEO) Sidney Hinton.

Mr. Dupont has 19 years of senior finance experience with public and private companies in the energy and utility sectors, and Big Four accounting firm experience. He was previously vice president of FP&A at PowerSecure, where his responsibilities included corporate development and successfully developing and implementing a new FP&A function, including new budgeting and cost control systems, across the company.

Prior to joining PowerSecure, Mr. Dupont held several senior management roles, including serving as CFO, and in senior operational positions, with Applied Energy Management, an energy efficiency services company. This business was acquired by PowerSecure in early 2013. Mr. Dupont also spent six years leading the structured finance team for the Duke Energy subsidiary, DukeSolutions, which was acquired by Ameresco Inc. in 2002, and he spent several years at KPMG Peat Marwick providing accounting, tax and mergers and acquisitions support to clients.

Mr. Dupont is a certified public accountant. He graduated cum laude with a bachelor’s degree in business administration from Appalachian State University and holds a master’s degree in taxation from the University of Denver.

About PowerSecure

PowerSecure International, Inc. is a leading provider of utility and energy technologies to electric utilities, and their industrial, institutional and commercial customers. PowerSecure provides products and services in the areas of Interactive Distributed Generation ® (IDG®), energy efficiency and utility infrastructure. The company is a pioneer in developing IDG® power systems with sophisticated smart grid capabilities, including the ability to 1) forecast electricity demand and electronically deploy the systems to deliver more efficient, and environmentally friendly, power at peak power times, 2) provide utilities with dedicated electric power generation capacity to utilize for demand response purposes and 3) provide customers with the most dependable standby power in the industry.

Its proprietary distributed generation system designs utilize a range of technologies to deliver power, including renewables.

The company’s energy efficiency products and services include energy efficient lighting solutions that utilize LED technologies to improve lighting quality, and the design, installation and maintenance of energy conservation measures which we offer, primarily as a subcontractor, to large energy service company providers, called ESCOs, for the benefit of commercial, industrial and institutional customers as end users. PowerSecure also provides electric utilities with transmission and distribution infrastructure maintenance and construction services, and engineering and regulatory consulting services. Additional information is available at www.powersecure.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are all statements other than statements of historical facts, including but not limited to statements concerning the company’s outlook, prospects and expectations and all other statements concerning the plans, intentions, expectations, projections, hopes, beliefs, objectives, goals and strategies of management, including statements about other future financial and non-financial items, performance or events and about present and future products, services, technologies and businesses; and statements of assumptions underlying the foregoing.

Forward-looking statements are not guarantees of future performance or events and are subject to a number of known and unknown risks, uncertainties and other factors that are difficult to predict and could cause actual results to differ materially from those expressed, projected or implied by such forward-looking statements. Important risks, uncertainties and other factors include, but are not limited to, risks, uncertainties and other factors identified from time to time in its reports filed with or furnished to the Securities and Exchange Commission, including the company’s most recent Annual Report on Form 10-K, as well as subsequently filed reports on Form 10-Q and Form 8-K, copies of which may be obtained by visiting the investor relations page of the company’s website at www.powersecure.com or the SEC’s website at www.sec.gov.

Accordingly, there is no assurance that the results expressed, projected or implied by any forward-looking statements will be achieved, and readers are cautioned not to place undue reliance on any forward-looking statements. The forward-looking statements in this press release speak only as of the date hereof and are based on the current plans, goals, objectives, strategies, intentions, expectations and assumptions of, and the information currently available to, management. The company assumes no duty or obligation to update or revise any forward-looking statements for any reason, whether as the result of changes in expectations, new information, future events, conditions or circumstances or otherwise.

Contact:	John Bluth,

PowerSecure International, Inc.

(919) 453-2103